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                                                                   EXHIBIT 3.11


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                   * * * * *


         ELCOR CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (being sometimes hereinafter referred to as "this Corporation"),

         DOES HEREBY CERTIFY as follows:

                                      I.

         FIRST: That at a meeting of the Board of Directors of this Corporation held June 29, 1998, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of this Corporation dated November 28, 1994, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that paragraph (A) of the Fourth Article of the Certificate of Incorporation of this Corporation be and hereby is amended and restated in its entirety to be and read as follows:

                  "FOURTH. (A) The maximum number of shares of stock which the Corporation shall have authority to issue is One Hundred One million (101,000,000) shares, divided into two classes as follows:

                  1. One class consisting of One Hundred Million (100,000,000) shares of the par value of One Dollar ($1.00) per share and to be known as "Common Stock"; and



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                  2. One class consisting of One Million (1,000,000) shares
         without par value designated and to be known as "Preferred Stock".

                                      II.


         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of this Corporation was duly called and held on October 27, 1998, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the a majority of the outstanding stock, as required by Section 242 of the General Corporation Law of the State of Delaware, approved the amendment.

         IN WITNESS WHEREOF, said ELCOR CORPORATION has caused this Certificate to be signed by Harold K. Work, its President and attested by David G. Sisler, its Secretary, this 2nd day of December, 1998.

                                        ELCOR CORPORATION

                                        By: /s/ Harold K. Work
                                            --------------------------
                                             Harold K. Work, President

ATTEST:

/s/ David G. Sisler
--------------------------
David G. Sisler, Secretary


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